EXHIBIT 99.2

ADVAXIS ANNOUNCES FULL EXERCISE

OF UNDERWRITERS’ OVER-ALLOTMENT OPTION

Princeton, NJ – October 18, 2013 – Advaxis, Inc., (NASDAQ: ADXS, ADXSW), a leader in developing the next generation of immunotherapies for cancer and infectious diseases, today announced the full exercise of the over-allotment option granted to the underwriters to purchase an additional 862,500 shares of its common stock and warrants to purchase an additional 431,250 shares (15% of the shares and warrants sold in this offering), at a public offering price of $4.00 per share and $0.001 per warrant, respectively, in connection with its previously announced underwritten public offering of 5,750,000 shares of common stock, and warrants to purchase up to an aggregate of 2,875,000 shares of common stock, bringing the total gross proceeds from the offering to approximately $26,500,000, before deducting underwriting discounts and commissions and other offering expenses payable by Advaxis, Inc. The warrants have a per share exercise price of $5.00, 125% of the public offering price of the common stock, are exercisable immediately, and expire five years from the date of issuance.

Aegis Capital Corp. is acting as sole book-running manager for the offering.

This offering is being made only by means of a prospectus.  Copies of the prospectus relating to this offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 16, 2013 and an abbreviated registration statement relating to these securities was effective upon filing with the SEC on October 16, 2013.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Advaxis, Inc.

Advaxis is a clinical-stage biotechnology company developing the next generation of immunotherapies for cancer and infectious diseases. Advaxis immunotherapies are based on a novel platform technology using live, attenuated bacteria that are bio-engineered to secrete an antigen/adjuvant fusion protein(s) that is designed to redirect the powerful immune response all human beings have to the bacterium to the cancer itself.

ADXS-HPV is currently being evaluated in four clinical trials for human papillomavirus (HPV)-associated cancers: recurrent/refractory cervical cancer (India), locally advanced cervical cancer (GOG/NCI U.S. study, Clinical Trials.gov Identifier NCT01266460), head & neck cancer (CRUK study, Clinical Trials.gov Identifier NCT01598792), and anal cancer (BrUOG study, Clinical Trials.gov Identifier NCT01671488). Advaxis has over 15 distinct immunotherapies in various stages of development, developed directly by Advaxis and through strategic collaborations with recognized centers of excellence such as: the National Cancer Institute, Cancer Research – UK, the University of Pennsylvania, the Georgia Regents University Cancer Center, and others.

For more information please visit: www.advaxis.com

Contact Information:

Diana Moore	Jenene Thomas
Director, Investor Relations and Business Development	Investor Relations and Corporate Communications Advisor
Advaxis, Inc.	Jenene Thomas Communications, LLC
dmoore@advaxis.com	thomasjenene@gmail.com
609.452.9814	908.938.1475

SOURCE: Advaxis, Inc.

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